For Release:	IMMEDIATELY

Contact:	Patrick M. Ryan, President & CEO	(609) 631-6177
	Stephen F. Carman, VP / Treasurer	(609) 631-6222
	Leonardo G. Zangani / Financial PR	(908) 788-9660

YNB Adds to Executive Management to Build for the Future

Hamilton, NJ....September 27, 2004....Yardville National Bancorp has taken another step toward shaping its future with the appointment today of F. Kevin Tylus as Senior Executive Vice President and Chief Administrative Officer. Tylus, who has served on YNB’s Board for twelve years and most recently served as President of the East Region for Great-West Life and Annuity Corporation, will provide additional depth and breadth of talent as we implement the company’s strategic plan.

“The Board of Directors, Chairman Jay Destribats and I see this as a significant step in our executive management development plan,” said YNB President and Chief Executive Officer Patrick M. Ryan. “Kevin has the capabilities to help YNB move into the future, and it is our expectation that he will play an important role in our management succession plan as we go forward,” he added.

“YNB has been evolving as we have grown,” Mr. Ryan continued. “The entrepreneurial model we have employed to date has served us well, and has enabled us to build YNB into a $2.66 billion supercommunity bank. Now, as we move into a new era – one where additional corporate and administrative skills are required of our management team — we need someone with Kevin’s experience to help us more effectively manage our larger organization in a more complex marketplace. This appointment will help enable YNB to achieve our strategic goals of growth and profitability for the future,” he explained.

Mr. Tylus has had twenty years of experience in financial services. He spent the early part of his career as a consulting partner with Deloitte & Touche, the internationally-renowned management consulting firm. Since then, he has held executive positions with major financial service and healthcare companies, including Aetna & Prudential Healthcare and Cigna Corporation. At both Cigna and Great-West, Tylus was a divisional or regional president, with responsibility for division growth, performance improvement, and strategic planning.

As a senior executive of YNB, Tylus is charged with building and implementing a more robust strategic planning function and overseeing the organization’s ongoing branch expansion. He will also have responsibility for all administrative aspects of YNB’s daily activities. These will include the management of retail banking, information systems, marketing, internal and external communications, and human resources. He will report directly to President and CEO Pat Ryan.

“I’m extremely pleased to be part of the next stage of YNB’s development, as we continue to use our financial and organizational resources to grow the franchise and enhance shareholder value,” Mr. Tylus said. “This is an exciting time for YNB, and I look forward to adding my experience to that of the management team that has brought us so far.”

Mr. Tylus has served on the Board of Directors of YNB since 1992, and has a thorough understanding of all aspects of the company’s growth over the past twelve years. He currently chairs the YNB Board’s merger/acquisition and strategic planning committee, and has worked closely with the members of YNB’s senior management over the course of his Board service. Mr. Tylus will retain his seat on the Board, and will now join Mr. Ryan and Chairman Jay Destribats as an inside director.

“Finding someone with Kevin’s experience and skill set who not only has a detailed understanding of how YNB operates, but is known and respected by our management team and Board, is a unique benefit to our company and our shareholders,” Mr. Ryan added. “Together, we plan to continue moving YNB forward as we enhance our position in the region’s banking marketplace,” he concluded.

As of June 30, 2004, YNB had $2.66 billion in assets, with twenty-two branches serving individuals and businesses in Mercer, Hunterdon, Somerset, Burlington and Middlesex Counties in New Jersey, and Bucks County, Pennsylvania. Located in the corridor between New York City and Philadelphia, YNB offers a broad range of lending, deposit and other financial products and services.

Note regarding forward-looking statements

This press release and other statements made from time to time by our management contain express and implied statements relating to our future financial condition, results of operations, plans, objectives, performance, and business, which are considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These may include statements that relate to, among other things, profitability, liquidity, loan loss reserve adequacy, plans for growth, interest rate sensitivity, market risk, regulatory compliance, and financial and other goals. Actual results may differ materially from those expected or implied as a result of certain risks and uncertainties, including, but not limited to, the results of our efforts to implement our retail strategy, adverse changes in our loan portfolio and the resulting credit risk-related losses and expenses, interest rate fluctuations and other economic conditions, our ability to attract core deposits, continued relationships with major customers, competition in product offerings and product pricing, adverse changes in the economy that could increase credit-related losses and expenses, compliance with laws and regulatory requirements of federal and state agencies, other risks and uncertainties detailed from time to time in our filings with the SEC, as well as other risks and uncertainties detailed from time to time in statements made by our management.

L.G. Zangani, LLC provides financial public relations service to the Company. As such, L.G. Zangani, LLC and/or its officers, agents and employees, receives remuneration for public relations and/or other services performed for the Company. This remuneration may take the form of cash, capital stock in the Company, or warrants and/or options to purchase stock in the Company.